AMHN, Inc. 8-K

Exhibit 10.13 – Resignation of Robert Cambridge

February 15, 2011

AMHN, Inc.
100 North First Street
Suite 104
Burbank, CA  91502

Effective immediately, please consider this letter my resignation as the sole officer and director of AMHN, Inc.  My resignation was not the result of a disagreement with the Company or any matter relating to the Company's operations, policies, or practices.

Sincerely,

/s/ Robert Cambridge

Robert Cambridge